Exhibit 99.3
ZOVIO INC
2021 CEO INDUCEMENT EQUITY INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Zovio Inc 2021 CEO Inducement Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Performance Unit Award Agreement. This Performance Unit Award Agreement, along with the Terms and Conditions of Performance Unit Grant, attached hereto as Exhibit A (the “Terms and Conditions”), shall be referred to herein as the “Award Agreement.” This Award is intended to qualify as an employment inducement grant under NASDAQ Listing Rule 5635(c)(4) and shall be interpreted consistent with that intent.
I. NOTICE OF PERFORMANCE UNIT GRANT
Participant Name: Randy Hendricks
Address: [***]
[***]
You have been granted the right to receive an Award of Performance Units (“PSUs”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number: %%%%
Date of Grant:     December 6, 2021
Target Number of
Performance Units:     1,150,000
Performance Period:     January 1, 2022 – December 31, 2024

II. EARNING OF PERFORMANCE UNITS
Subject to the Participant’s continued employment as the Chief Executive Officer (“CEO”) of the Company, the number of PSUs that will be earned during the Performance Period is a function of the extent to which the Performance Goals described in the two tables below are achieved.

Exhibit 99.3
PERFORMANCE GOAL

Performance Level	Adjusted EBITDA [1] for 2022 [2]	Adjusted EBITDA for 2022	Adjusted EBITDA for 2023	3-Year Cumulative Adjusted EBITDA	Percentage of Units Earned
Maximum	-	-	-	-	200%
Target	-	-	-	-	100%
Threshold	-	-	-	-	50%
Below Threshold	Less than $-	-	-	-	0%
For the avoidance of doubt, if the Company’s cumulative Adjusted EBITDA for the Performance Period is less than the Threshold performance level, no PSUs will be earned at the end of the Performance Period. If the Company’s cumulative Adjusted EBITDA for the Performance Period equals or exceeds Threshold, but is less than Target, the number of PSUs earned at the end of the Performance Period will be determined by applying straight line interpolation between the Threshold and Target performance levels. If the Company’s cumulative Adjusted EBITDA for the Performance Period equals or exceeds Target, but is less than Maximum, the number of PSUs earned at the end of the Performance Period will be determined by applying straight line interpolation between the Target and Maximum performance levels.
If the Company’s cumulative Adjusted EBITDA for the Performance Period equals or exceeds the Threshold performance level, then the Company or Committee, as applicable, shall further adjust the number of PSUs earned (either upwards or downwards) by multiplying the applicable number of PSUs by a performance modifier determined based on the Performance Goals described in the table below (the “Performance Modifier”).
PERFORMANCE MODIFIER GOAL

Performance Level	rTSR[3]	Performance Modifier Percentage
Maximum	Greater than 15 Percentage Points over the TSR Indexed Companies[4]	125%
Target	15 Percentage Points over or 15 Points under the TSR Indexed Companies	100%
Threshold	Greater than 15 Percentage Points under the TSR Indexed Companies	75%

[1] “Adjusted EBITDA” shall be defined in the Terms and Conditions.
[2] The Adjusted EBITDA Performance Goals for 2022, 2023, and 2024 will be sent to you in a separate written communication in 2022, 2023, and 2024 respectively.
[3] “rTSR” shall be defined in the Terms and Conditions.
[4] “TSR Indexed Companies” shall be defined in the Terms and Conditions.

Exhibit 99.3
For illustrative purposes on how the Performance Modifier will be applied, assume the applicable number of PSUs after taking into account attainment toward the Adjusted EBITDA Performance Goal is 2,000 PSUs. If the Performance Modifier equals or exceeds the Maximum performance level, then the number of earned PSUs shall be further adjusted by multiplying 2,000 by 125%. If the Performance Modifier is attained at the Target level of performance, then the number of applicable PSUs shall be further adjusted by multiplying 2,000 by 100%. If the Performance Modifier is attained at the Threshold level of performance or below, then the number of applicable PSUs shall be further adjusted by multiplying 2,000 by 75%. No interpolation shall apply between the Maximum, Target, or Threshold Performance Modifier performance levels. In addition, if the Company’s Total Shareholder Return at the end of the Performance Period is negative, then the Performance Modifier shall not exceed 100%.
The number of PSUs that are earned pursuant to this Section II and that will become vested shall be determined pursuant to Section III, below. Whether the Performance Goals for the Performance Period have been achieved shall be determined by the Company or Committee, as applicable, pursuant to Section 4 of the Terms and Conditions.
For the avoidance of doubt, the maximum number of PSUs that will be earned and eligible for vesting pursuant to this Award Agreement is 200% of the Target Number of PSUs.
III. VESTING OF PERFORMANCE UNITS; PAYMENT
Subject to the Participant’s continued employment as CEO, the earned PSUs will be deemed to vest as of March 28, 2025 (the “Vesting Date”). In the event the Participant’s employment terminates for any or no reason before the Vesting Date, any unvested PSUs shall lapse and be immediately cancelled as of the date of the Participant’s termination of employment. Notwithstanding the foregoing or anything in the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”) to the contrary, subject to any earlier vesting that may occur under Section 13 of the Plan, if the Participant satisfies all of the requirements to receive benefits under the Severance Plan, then if the Participant incurs a termination without Cause (as defined in the Severance Plan) during the twenty-four (24) month period after a Change in Control, then, any PSUs that are not yet vested shall become vested based on the target level of performance as of the effective date of the Release (as defined in the Severance Plan).
Subject to the terms and conditions of the Plan and this Award Agreement, the earned PSUs, if any, will be settled by delivering to the Participant in the same number of whole Shares with such Shares being delivered to the Participant no later than ten (10) business days of the Vesting Date, provided, that, in the event the vesting of the PSUs is accelerated due to the Participant’s termination of employment without Cause during the 24 month period following a Change in Control, then, to the extent permitted by Section 409A of the Code, such PSUs shall be settled in full no later than ten (10) business days after the date the release becomes effective.
IV. GENERAL
By the Participant’s signature and the signature of the representative of the Company below, the Participant and the Company agree that this Award of PSUs is granted under and

Exhibit 99.3
governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions, all of which are made a part of this document. The Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Plan and this Award Agreement. The Participant further agrees to notify the Company upon any change in the residence address indicated below. Finally, pursuant to Section 21 of the Plan, the Participant acknowledges and agrees that this Award is subject to potential cancellation or recoupment to the fullest extent called for by applicable federal or state law or any policy of the Company. By accepting this Award, the Participant agrees to be bound by, and comply with, the terms of any clawback policy adopted by the Company.
V. DEEMED ACCEPTANCE
Notwithstanding anything in the Performance Stock Unit Award Agreement or the Terms and Conditions to the contrary, if the Participant has not actively accepted this Award pursuant to the procedures of acceptance prescribed by the Company, within 60 days of the Date of Grant, the Participant shall be deemed to have accepted this Award subject to the provisions of the Plan, the Award Agreement, and the Terms and Conditions.
The Company and the Participant have duly executed this Performance Unit Award Agreement as of the Date of Grant set forth above.

[intentionally blank; signature page follows]

Exhibit 99.3

PARTICIPANT	ZOVIO INC

Signature	By

Print Name	Title

Residence Address

Exhibit 99.3
EXHIBIT A

TERMS AND CONDITIONS OF PERFORMANCE UNIT GRANT
1. Grant. The Company hereby grants to the individual named in Section I of the Performance Unit Award Agreement attached hereto (the “Participant”), as compensation for his services, an Award of Performance Units, subject to all of the terms and conditions of these Terms and Conditions, the Performance Unit Award Agreement, and the Plan, which is incorporated herein by reference. These Terms and Conditions, along with the Performance Unit Award Agreement attached hereto, shall be referred to herein as the “Award Agreement.”
2. Company’s Obligation to Pay; Time of Payment. Each Performance Unit (“PSU”) represents the right to receive a Share on the date it vests. Unless and until the PSU is earned and vests in accordance with Section 3, the Participant will have no right to payment with respect to any PSUs. Prior to actual payment of any earned and vested PSUs, such PSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any PSUs that are earned and vest in accordance with Section 3 will be paid to the Participant (or in the event of the Participant’s death, to his estate) in whole Shares, subject to the Participant satisfying any applicable tax withholding obligations set forth in Section 7. As provided in Section III of the Performance Unit Award Agreement, earned and vested PSUs will be paid in Shares as soon as practicable after vesting, but in each such case no later than 10 business days following the Vesting Date (as defined in the Performance Unit Award Agreement).
3. Earning and Vesting of Performance Units.
a. Earning of Performance Units. In calculating the number of PSUs that will be earned pursuant to Section II of the Performance Unit Award Agreement, the following terms will have the following meanings:
(i) The term “Adjusted EBITDA” means, the Company’s three-year consolidated and cumulative earnings before interest, taxes, depreciation and amortization, calculated taking into account any adjustments made in accordance with Section 4, below.
(ii) The term “Beginning Stock Price” means the average daily closing Share price for December of 2021 (or in calculating the compound annual growth rate for the TSR Indexed Companies, the average daily closing price for the TSR Indexed Companies for December 2021).
(iii) The term “Ending Stock Price” means the average daily closing Share price for December of 2024 (or in calculating the compound annual growth rate for the TSR Indexed Companies, the average daily closing price for the TSR Indexed Companies Russel for December 2024).
(iv) The term “rTSR” means the Company’s compound annual growth rate Total Shareholder Return minus the compound annual growth rate Total Shareholder Return of the TSR Indexed Companies. For the avoidance of doubt, in giving effect to the subtraction described in the preceding sentence the Company or Committee, as applicable, shall apply

Exhibit 99.3
compound annual growth rates for both the Company and the TSR Indexed Companies (and not 3-year cumulative TSR).
(v) The term “Total Shareholder Return” or “TSR” means:
(Ending Stock Price – Beginning Stock Price) + the dividends paid (or reinvested) [5]
Beginning Stock Price
(vi) The term “TSR Indexed Companies” means the Russell 2000.
b. Effect of a Change in Control. In accordance with Section 13 of the Plan, in the event of a corporate transaction, the Compensation Committee of the Board (the “Committee”) may call for the accelerated vesting of some or all of the Award. If permitted by Section 409A of the Code, the vested PSUs will be paid in Shares, cash, or a combination of Shares and cash in connection with the closing of such corporate transaction and, to the extent paid in Shares, such Shares shall be allowed to participate in the corporate transaction.
4. Compensation Committee Certification. The Committee shall be responsible for determining whether, and to what extent, the Adjusted EBITDA, rTSR and Total Shareholder Return Performance Goals set forth in the Performance Unit Award Agreement have been achieved. The Committee may reasonably rely on information from, and representations by, individuals within the Company in making such determination and when made such determination shall be final and binding on the Participant. In determining whether the Adjusted EBITDA, rTSR and Total Shareholder Return Performance Goals have been attained, the Committee may adjust its evaluation of performance under the Award Agreement and these Terms and Conditions to reflect the direct and measurable effect of the impact of each of the following events on the Award: (i) the acquisition or divestiture of a business; (ii) Change of Control; (iii) U.S. federal changes in tax statutes or the addition or deletion of taxes to which the Company or any Affiliate is subject; (iv) force majeure (including events known as “Acts of God”); (v) the adoption of new or revised accounting pronouncements or changes to application of accounting pronouncements; and (vi) any items that are unusual in nature or infrequently occurring as described in applicable accounting principles and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report for the applicable year.
5. Lapse upon Termination of Service. In accordance with Section III of the Performance Unit Award Agreement, any PSUs that are unearned or unvested as of the Vesting Date (as defined in the Performance Unit Award Agreement) shall lapse and be immediately cancelled as of the date of the Participant’s termination of employment for any or no reason.
6. Death of Participant. Any distribution or delivery to be made to the Participant under this Award Agreement will, if the Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives the Participant, the administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with: (a) written notice of his or her status as transferee; and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
[5] Only the dividends actually paid (or reinvested) during the Performance Period will be taken into account in the determination of Total Shareholder Return.

Exhibit 99.3
7. Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no Shares will be issued to the Participant unless and until satisfactory arrangements (as determined by the Company) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to the delivery of Shares pursuant to this Award Agreement. The Company, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by: (a) paying cash; (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld or a greater amount if that would not result in adverse financial accounting treatment; or (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or a greater amount if that would not result in adverse financial accounting treatment. If the Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any Shares are scheduled to be delivered pursuant to Section 2, the PSUs shall lapse and be immediately cancelled with no payment due to the Participant.
8. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant. After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9. No Guarantee of Continued Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE EARNING AND VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT IN SERVICE TO THE COMPANY FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING THE PARTICIPANT) TO TERMINATE THE PARTICIPANT’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.
10. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of Stock Administration at Zovio Inc, at 1811 E. Northrop Blvd., Chandler, AZ 85286, or at such other address as the Company may hereafter designate in writing.
11. Grant is Not Transferable. Except to the limited extent provided in Section 6, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or

Exhibit 99.3
upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
12. Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
14. Plan Governs. This Award Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meanings set forth in the Plan.
15. Authority. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee, nor any employee of the Company, will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the PSUs awarded under the Plan or future PSUs that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
18. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity

Exhibit 99.3
or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
19. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
20. Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he has received an Award of PSUs, and has received, read and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
21. Governing Law; Venue. This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute related to this Award of PSUs or arising under this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Arizona, and agree that such litigation will be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, and no other courts, where this Award of PSUs is made and/or this Award Agreement is to be performed.
22. Section 409A Compliance. The Company believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Award Agreement qualify for the short-term deferral exception to Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). This Award Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Award Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. The Participant remains solely responsible for any adverse tax consequences imposed upon the Participant by Section 409A.